Exhibit 5.11

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

August 28, 2012

DaVita Inc.

2000 16th Street

Denver, CO 80202

Re:	$1,250,000,000 5.750% Senior Notes due 2022

Ladies and Gentlemen:

We refer to the issuance by DaVita Inc., a Delaware corporation (“DaVita”), of $1,250,000,000 of 5.750% Senior Notes due 2022 (the “Notes”) under an indenture dated as of August 28, 2012 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including DVA Healthcare of Pennsylvania, Inc., a Pennsylvania corporation (the “Subsidiary,” and together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the related guarantees of the Notes by the Guarantors.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, we have examined and relied upon a copy of (i) the fully executed Indenture, and (ii) the three fully executed global notes evidencing the Notes issued in book entry form to the Depository Trust Company in the name of its nominee, Cede & Co. (each, a “Global Note,” and collectively, the “Global Notes”), including the fully executed Note Guarantee (the “Note Guarantee”) endorsed on each Global Note. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of officers of the Subsidiary and governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed (a) that the Indenture, the Global Notes and the Note Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Subsidiary; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Subsidiary, enforceable against each of them in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders. In addition, with respect to the opinion as to the subsistence of the Subsidiary set forth in paragraph 1 below, we have relied solely upon a certificate issued by the Secretary of the Commonwealth of Pennsylvania on August 2, 2012, and such opinion is given only as of such date.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Subsidiary is duly incorporated as a Pennsylvania corporation and remains a subsisting corporation under the laws of Pennsylvania.

2. The Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Note Guarantees.

3. The Indenture and the Note Guarantees have been duly authorized, executed and delivered by the Subsidiary.

This letter is limited to the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

In addition to the other qualifications, exceptions and limitations set forth in this opinion, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (b) such Instrument has been duly authorized, executed and delivered by each party thereto, and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided, that we make no such assumption insofar as any of the foregoing matters relate to the Subsidiary and is expressly covered by our opinion set forth in paragraph 3 above.

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K dated August 28, 2012 and to all references to our firm included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on August 13, 2012 (File No. 333-183285). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP